Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 25, 2011, relating to the consolidated financial statements of Ally Financial Inc. and the effectiveness of Ally Financial Inc.’s internal control over financial reporting, appearing in the Ally Financial Inc. Annual Report on Form 10-K for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Detroit, Michigan

March 18, 2010